Kansas City Life Insurance Company

                     Other Insured Term Life Insurance Rider


The Benefit
Kansas City Life Insurance Company will pay the Other Insured's specified amount to the beneficiary under this rider upon receiving proof of the Other Insured's death on or before the expiration date and while this rider is in force.

The specified amount provided by this rider with respect to each Other Insured is shown in the Contract Data Section of the contract.

Other Insured
An Other Insured is each person named as an Other Insured in the application for this rider.

Cost of Insurance
The cost of insurance for an Other Insured on any monthly anniversary day is equal to:

                                      Q X R

"Q" is the cost of insurance rate (as described in the Monthly Cost of Insurance Rates provision) for each Other Insured.

"R" is each Other Insured's specified amount on that day.

Monthly Cost of Insurance Rates
The monthly cost of insurance rates used in calculating the cost of insurance on each monthly anniversary day are based on each Other Insured's sex, age, number of completed contract years following the effective date(s) of this rider with respect to each Other Insured, and risk class on each monthly anniversary day. Age means each Other Insured's age, as defined in the same manner as the Insured's age is defined in the contract.

The cost of insurance rates used will be determined by us based on our expectations as to future mortality experience. Any change in the current cost of insurance rates will be on a uniform basis for Other Insureds of the same sex, age and risk class whose riders have been in force the same length of time. The current cost of insurance rates will never be increased to recover losses incurred, or decreased so as to distribute gains realized by us prior to the change.

The cost of insurance rates used will not exceed those shown in the Monthly Cost of Insurance Rates provision of the contract. The guaranteed maximum cost of insurance rates for special risk classes will be adjusted appropriately.

Changes in Specified Amount
An Other Insured's specified amount may be changed at any time after the first rider year, subject to the conditions outlined below.

     Decreases in the Specified Amount
     Any decreases will be effective on the monthly anniversary day on or next following the date we receive your application for decrease. Any decrease will be applied first against any increases to the specified amount in the reverse order in which they were made. Any remaining decrease will then be applied against the initial specified amount.

     The specified amount remaining in force after any requested decrease may not be less than $25,000.

     Increases in the Specified Amount
     A request for an increase in the specified amount will be subject to the following requirements:

          (1)  an application satisfactory to us must be submitted;

          (2)  evidence of  insurability  satisfactory  to us must be submitted;
               and

          (3) that the increased monthly deduction will not cause the contract to lapse, as described in the Grace period provision of the contract, as of the effective date of the increase.

     Any increase approved by us will be effective on the date shown in the Contract Data Section of the contract.

Ownership
Unless otherwise provided, the owner(s) of this rider will be as follows:

     (1)  the owner of the contract while the Insured is living; and

     (2) after the death of the Insured, each Other Insured will own the benefit on his or her life.

Beneficiary
When the Other Insured is not also the Insured under the base contract, death proceeds for this rider will be paid, unless otherwise provided, to the owner of this rider, if living, otherwise to the owner's estate.

When the Other Insured is also the Insured under the base contract, death proceeds for this rider will be paid, unless otherwise provided, to the beneficiary as specified in the contact.

Suicide
If an Other Insured dies by suicide, while sane or insane, within two years of the effective date of this rider, the amount payable by us will be equal to the total cost of insurance and any expense charges associated with this rider.

If an Other Insured dies by suicide, while sane or insane, within two years after the effective date of any increase in the specified amount, the amount payable by us associated with such increase will be limited to the cost of insurance and any expense charges associated with such increase.

Incontestability
We cannot contest this rider after it has been in force during each Other Insured's lifetime for two years from the effective date of this rider.

Any increase in the specified amount for an Other Insured will not be contested after the increase has been in force during the lifetime of that Other Insured for two years following the effective date of the increase.

Age and Sex
If, while this rider is in force and the Other Insured is alive, it is determined that the age or sex of the Other Insured has been incorrectly stated in the contract, we will adjust the contract value under this contract. The adjustment to the contract value will be the difference between the following two amounts accumulated at 4% annually. The two amounts are:

     (1)  the cost of insurance  deductions  for this rider that have been made;
          and

     (2) the cost of insurance deductions for this rider that should have been made.

If, after the death of the Other Insured and while this rider is in force, it is determined that the age or sex of the Other Insured is not correct, the death benefit will be the specified amount for the Other Insured rider that the most recent cost of insurance deductions at the correct age and sex would have provided.

Conversion of Other Insured's Term Rider

The insurance on an Other Insured may be converted at any time to a new contract without evidence of insurability upon written request to us provided:

     (1)  this rider is in force: and

     (2) the request for conversion is made before the expiration date, or within 31 days thereafter.

An Other Insured will also have 31 days after the death of the Insured to convert to a permanent contract.

The premium for the new contract will be based on the age of the Other Insured on the contract date of the new contract. The first premium for the new contract must be paid before it will take effect.

New Contract
The new contact may be on any permanent life contract then being issued by us. You will not be allowed to convert to a term contract.

The amount of insurance of the new contract may not be more than the insurance provided by this rider at the time of conversion. We will not allow conversion to a contract which is less than the minimum amount we issue.

Any insurance under this rider which is converted to a new contract will terminate at the time the new contract takes effect.

The time period in the Suicide and Incontestability provisions of any new contract will begin on the effective date of this rider.

The new contract will be issued on the same risk class as this rider.

Availability of Riders
The new contract may include additional riders only with our consent. The time period of the Suicide and Incontestability provisions of any new contract will apply to these riders form the effective date of the new contract.

Temporary Insurance
A temporary insurance benefit is provided for an Other Insured for 31 days after the Insured dies. If the Other Insured dies during this period without applying for conversion, we will pay a death benefit. The death benefit will be equal to the specified amount in force on the Other Insured.

Supplemental Benefits
If the monthly deductions are waived for the contract due to the Insured's total disability in accordance with the Disability Continuance of Insurance Rider, the cost of any benefits provided by this rider will also be added to the contract value.

The terms of the Insured's Accidental Death Rider, if any, apply to an Other Insured if an Accidental Death Rider and an accidental death specified amount is shown separately for that Other Insured in the Contact Data Section of the contact.

General Provisions
The following provisions apply to this rider:

     (1)  this rider is made a part of the contract to which it is attached;

     (2) this term insurance is subject to all the provisions of this rider and the applicable contract provisions;

     (3) the effective date(s) of this rider with respect to each Other Insured is (are) specified in the rider description in the Contract Data Section of the contract;

     (4) this rider is nonparticipating. It will not participate in any of our profits, losses or surplus earnings;

     (5) this rider will not participate in the investment experience of the variable account;

     (6)  this rider does not provide for cash or loan values; and

     (7) the expiration date of this rider is shown in Section 1, Contract Data of the contract.

Cancellation
This rider may be cancelled by you at any time. The cancellation will be effective on the monthly anniversary day on or next following the date we receive your request. Your request must be in writing and filed with us prior to this date. We may require that the contract be submitted for endorsement to show the cancellation.

Termination of Rider
This rider terminates on the earliest of:

     (1)  the date the contract terminates for any reason;

     (2)  the date this rider is cancelled by you;

     (3)  the date insurance on all Other Insured(s) is converted; or

     (4)  the last remaining Other Insured's expiration date.


Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, PO Box 219139, Kansas City, MO 64121-9139.

           C. John Malacarne                      R. Philip Bixby
                Secretary                             President